EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Acquires Chattanooga, TN – Based Specialty Industrial Contractor ACME Industrial Piping, LLC
WARRENDALE, PA – July 5, 2023 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced the closing of the acquisition of Chattanooga, TN-based specialty industrial contractor ACME Industrial Piping, LLC (“ACME”) for an enterprise value of $5 million in an all-cash transaction.
Transaction Highlights
•ACME specializes in performing industrial maintenance, capital project work, and emergency services for specialty chemical and manufacturing clients, and is a leading mechanical solutions provider for hydroelectric producers.
•ACME’s business model aligns well with Limbach’s emphasis on expanding the Owner Direct Relationships (“ODR”) segment, including significant owner-direct exposure and an indispensable ‘on-premise’ presence at a number of Fortune 500 caliber customers.
•ACME expects to contribute on average $10 million in revenue and in excess of $1 million in EBITDA annually.
•Total consideration paid by Limbach at closing was $5 million (subject to typical working capital adjustments), sourced from available cash, with performance-based, contingent earn-outs totaling $2.5 million potentially being paid out as part of the transaction over the next two years.
Background on ACME
Founded in 1968, ACME serves industrial customers in the greater Chattanooga, TN market and hydroelectric customers nationally, with a concentration in the Southeast region. ACME provides mechanical construction, process piping and pipe fabrication capabilities, with an emphasis on delivering customized, quick response solutions for owners of critical process facilities. ACME is recognized nationally as “The EMTs of the Industrial Market.”
Management Comments
Michael McCann, Limbach’s President and Chief Executive Officer, said, “We’re excited to welcome Jim Bailey and the ACME team. We believe ACME is a perfect fit with Limbach’s dynamic mechanical solutions platform, both operationally and culturally. ACME aligns well with our ODR segment, with a focus on performing mission critical work for customers that value immediate access to a trusted partner to help manage and optimize their facility assets. ACME has a number of Fortune 500 industrial clients as customers. We are excited to expand those relationships and to leverage the rest of Limbach’s capabilities across an entirely new customer base. Additionally, we’re excited by ACME’s niche as a market leader in maintaining and servicing hydroelectric infrastructure. This is a new niche for Limbach, which we intend to expand and leverage further. With the transaction closing mid-year, we expect that ACME’s impact on Limbach’s revenue and earnings in 2023 will be immaterial. Our immediate focus will be on integration and driving revenue synergies that we believe will add meaningfully to 2024 results and beyond. More generally, we continue to view the acquisition environment favorably, and remain committed to executing additional transactions that meet our acquisition criteria.”
ACME owner Jim Bailey added, “We’re excited to join the Limbach family and to bolster its Southeast industrial presence alongside our new colleagues at Chattanooga-based Jake Marshall, LLC. I’m confident that the addition of Limbach’s engineering and design capabilities and corporate services platform, together with our collective focus on revenue synergies and gross profit optimization, will allow us to maximize the opportunities in our market. In addition, I’m most excited about the alignment of the ACME and Limbach corporate cultures, and the significant opportunities available to our employees to develop professionally and to grow and advance their careers.”
About Limbach
Limbach is a building systems solutions firm with expertise in the design, prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning ("HVAC"), mechanical, electrical, plumbing and controls systems. With over 1,500 team members and 17 offices located throughout the United States, we partner with institutions with mission-critical infrastructures, such as data centers and healthcare, industrial & light manufacturing, cultural & entertainment, higher education, and life science facilities. With Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and indispensable partner for building owners, construction managers, general contractors, and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, the expected contribution from and related to our acquisition of ACME, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com